Exhibit 21.01

SUBSIDIARIES OF CHOICE HOTELS INTERNATIONAL, INC.

Brentwood Boulevard Hotel Development, LLC, a Delaware limited liability company

Choice Hotels International Licensing ULC, a Canadian Company

Choice Hotels Funding, LLC, a Delaware limited liability company

Choice Capital Corp., a Delaware corporation

Choice Hospitality (India) Private Ltd., an Indian company

Choice Hoteles de Mexico S. de R.L. de C.V., a Mexican company

Choice Hotels Australasia Pty. Ltd., an Australian company

Choice Hotels Australia Pty. Ltd., an Australian company

Choice Hotels Canada, Inc., a Canadian company

Choice Hotels Franchise, GmbH, a German company

Choice Hotels France, S.A.S., a French company

Choice Hotels International Licensing ULC, an Alberta, Canada unlimited liability company

Choice Hotels Limited, a Cayman Islands company

Choice Hotels Netherlands Antilles N.V., a Netherlands Antilles corporation

Choice Hotels Systems, Inc., a Canadian corporation

Choice Hotels International Services Corp., a Delaware corporation

Choice International Hospitality Services, Inc., a Delaware corporation

Choice Hotels Licensing Co. B.V., a Netherlands company

Dry Pocket Road Hotel Development, LLC, a Delaware limited liability company

Hotelsupplies.com, LLC, a Delaware limited liability company

Park Lane Drive Hotel Development, LLC, a Delaware limited liability company

Suburban Franchise Holding Company, Inc., a Georgia corporation

Suburban Franchise Systems, Inc., a Georgia corporation

Quality Hotels Limited, a United Kingdom company